EXHIBIT 99.1


             NATIONAL COAL CORP. SECURES $10 MILLION CREDIT FACILITY


KNOXVILLE, TENN. - (October 13, 2006) - National Coal Corp. (Nasdaq: NCOC), a Central Appalachian coal producer, through its wholly-owned subsidiary National Coal Corporation, entered into a credit facility that provides borrowings of up to $10 million with Guggenheim Corporate Funding, LLC.

On October 12, 2006, National Coal borrowed an initial $5 million to be used to pay the costs of the transaction and to fund general operating and working capital needs. National Coal has the right to borrow the remaining $5 million on up to two occasions prior to July 12, 2007.

Under this credit facility, the Company's obligations are secured by a priority senior lien on substantially all of the assets of the company. All amounts under the term loans become due and payable in March 2010 and the interest under this facility is payable at a rate equal to, at our option, the Eurodollar Rate + 3.5% or the Base Rate (which approximates the prime rate) + 2.5%. The credit facility contains customary financial covenants and default provisions including that National Coal maintain minimum levels of EBITDA and liquidity and that it not exceed maximum leverage and interest coverage ratios, and limitations on additional indebtedness.


ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs more than 250 people and produces coal from five mines in Tennessee and three mines in Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information visit www.nationalcoal.com.


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